Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Instructure, Inc. 2010 Equity Incentive Plan, 2015 Equity Incentive Plan, and 2015 Employee Stock Purchase Plan of our report dated June 24, 2015, except for the retroactive effect of the 1-for-1.5 reverse stock split as described in paragraph four of Note 1, as to which the date is November 2, 2015, with respect to the consolidated financial statements of Instructure, Inc. included in its Registration Statement on Form S-1 (No. 333-207349) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, UT

November 10, 2015